Press Release	Source: Information Architects

Information Architects Signs Merger Agreement With Global Triad, Inc. Including Global TV, Inc. Global Wifi Plus, Inc. and Global Marine System, Inc.

Thursday August 31, 9:24 am ET

FORT LAUDERDALE, FL--(MARKET WIRE)--Aug 31, 2006 -- Information Architects (OTC BB:IACH.OB - News), a leader in online information solutions, today announced that they have signed a merger agreement with Global Triad, Inc., including Global TV, Inc., Global Wifi Plus, Inc. and Global Marine System, Inc.

Global Triad Incorporated (GTBD) is, a Nevada Corporation and holding company with headquarters in Ft. Lauderdale, Florida. The Company plans to become a leading force in the digital communications sector through a combination of organic growth and mergers or acquisitions of complementary businesses. At this time, GTBD owns and operates three subsidiaries, Global WiFi Plus, Inc., Global TV, Inc. and Global WiFi Marine, Inc., all Florida Corporations.

The primary operation of Global Wifi Plus is the aggregation and delivery of a wholesale, end-to-end wireless digital communications system utilizing both Internet Protocols (IP) and proprietary digital devices. The company will offer, over wireless high-speed networks, a "Triple Play" consisting of Voice over Internet telephony (VOIP), high-speed Internet data delivery and true Video-On-Demand (VOD). Both the Internet and VOD will be accessible through the consumer's television. The VOD content will appear at 30 frames-per-second, the industry standard for television.

Global TV, Inc. offers a full production facility which produces ABA Basketball events while the main focus of activity for Global WiFi Marine, Inc., is the installation of high speed broadband to the marine industry.

New Board Members and Officers will be appointed to GLOBAL TRIAD, INC.

About Information Architects

IA (www.ia.com) and its affiliates have been developing, delivering and supporting products that fulfill specific needs in a wide variety of industries. These solutions have been delivered over the web and are intended to reach a wider audience that would not normally have access to these services. Through its portfolio of companies IA is able to expand its reach to a larger and more diverse audience. Information Architects has recently expanded its operations to a variety of industries by offering a more comprehensive list of products and services gained through recent acquisitions.

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The statements contained in this press release contain certain forward-looking statements, including statements regarding Information Architect's expectations, intentions, strategies and beliefs regarding the present and future. All statements contained herein are based upon representation from Information Architect's Board authorized officers as of the date hereof and actual results may vary based upon future events, both within and without the control of Information Architect's management.

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